                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of September 22, 1999, by and between, eVENTURES GROUP, INC., a Delaware corporation, with its principal office at One Evertrust Plaza, 8th Floor, Jersey City, New Jersey 07302, (the "COMPANY"), and STUART J. CHASANOFF residing at 6528 Mimosa Lane, Dallas, Texas 75230 ("EXECUTIVE").

                                   WITNESSETH:

         WHEREAS, effective September 22, 1999 (the "COMMENCEMENT DATE"), the Company desires to employ Executive as a senior executive and Executive desires to accept such employment; and

         WHEREAS, the Company and Executive desire to enter into this agreement (the "AGREEMENT") as to the terms of his employment by the Company.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

         1. Term of Employment: Except for earlier termination as provided in
Section 7 hereof, Executive's employment under this Agreement shall be for a three (3) year term (the "EMPLOYMENT TERM") commencing on the Commencement Date and ending on September 21, 2002. Subject to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive one (1) year periods unless the Company or Executive gives written notice to the other at least sixty (60) days prior to the expiration of the then current Employment Term of the termination of Executive's employment hereunder at the end of such current Employment Term.

         2. Positions.

                  (a) Executive shall serve as a senior executive of the Company, initially, as Vice President of Business Development, General Counsel and Secretary of the Company, reporting directly to the Chief Executive Officer or President of the Company (the "CHIEF EXECUTIVE OFFICER"). If requested by the Board of Directors of the Company (the "BOARD") or the Chief Executive Officer, Executive shall also serve on the Board and committees thereof, as an executive, officer and director of subsidiaries and/or as a director of associated companies of the Company without additional compensation and subject to any policy of the Compensation Committee of the Company's Board (the "COMPENSATION COMMITTEE") with regard to retention or turnover of the director's fees.

                  (b) Executive shall have such duties and authority, consistent with his then position as shall be assigned to him from time to time by the Chief Executive Officer or


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         President. Executive and the Company currently anticipate creating a job description for Executive consistent with Executive's titles following the engagement by the Company of a permanent Chief Executive Officer. In furtherance of the foregoing, Executive acknowledges that the Company expects to engage division heads for its telecommunications and Internet investment divisions (and possibly for additional divisions which may be created in the future) and that, upon the request of the Chief Executive Officer or President of the Company, Executive will work in conjunction with (but not report to) such division heads on business development opportunities for the Company. Nothing herein shall prohibit Executive from being considered by the Company for any division head position.

                  (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder. Notwithstanding the foregoing, Executive shall be entitled to perform services for HW Partners, L.P. pursuant to the Incentive Compensation Agreement between Executive and HW Partners, L.P. in existence after the date hereof, as the same may be modified from time to time (the "HW Partners Agreement"). Further, nothing contained herein shall be construed to prohibit Executive from (i) owning less than ten percent (10%) of the outstanding securities of any publicly traded entity and (ii) pursuing any business opportunity that is not in Competition, as such term is defined in Section 10(b) below, with the Company or its subsidiaries or any portfolio company in which the Company or its subsidiaries hold securities (other than entities in which the Company or its subsidiaries make a nominal investment) (provided the time devoted by Executive to such personal investment does not materially interfere with Executive's duties hereunder) (such activities, together with the services provided to HW Partners, L.P. being herein referred to as the "Allowed Activities"). For purposes hereof, a "nominal investment" of the Company or its subsidiaries will be determined in relation to the size of investments made from time to time by the Company or its subsidiaries in its portfolio companies (including, without limitation, investments made in exchange for cash, securities or services rendered). If Executive desires to participate in an investment opportunity that would violate Executive's covenants contained in this Section 2(c), then Executive may request a written consent from the Chief Executive Officer or President of the Company authorizing Executive's participation in such investment opportunity.

         3. Base Salary. During the Employment Term, the Company shall pay Executive a Base Salary as follows: (a) for the period from September 22, 1999 to September 30, 1999, One Dollar ($1.00), (b) for the period October 1, 1999 through September 21, 2000 a Base Salary of $13,333.33 per calendar month (prorated for the month of September 2000) (representing an annual Base Salary of $160,000); (c) for the period from September 22, 2000, to September 21, 2001 the sum of $172,800; and (c) for the period from September 22, 2001, to September 21, 2002 the sum of $186,624. Base Salary shall be payable in accordance with the usual payroll practices of the Company. Executive's Base Salary may be reviewed annually by the Board or the Compensation Committee and may be increased, but not decreased, from time to time by the Board or the Compensation Committee. The Base Salary as determined as aforesaid, from time


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to time for the applicable period shall constitute "BASE SALARY" for purposes of this Agreement.

         4. Incentive Compensation.

                  (a) Bonus. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible for discretionary bonuses payable by the Company on such terms and conditions, and subject to such standards, as shall be determined from time to time in the sole discretion, from time to time, of the Board or the Compensation Committee.

                  (b) Stock Options. The Company hereby grants to Executive stock options (the "STOCK OPTIONS") to purchase 500,000 shares of Common Stock of the Company. Subject to ratification by the Board, the Stock Options shall, if requested by Executive, to the maximum extent permitted by the Internal Revenue Code, be classified as Incentive Stock Options pursuant to the terms of the Stock Option Plan. Such Stock Options shall be granted pursuant to the Company's Stock Option Plan substantially in the form attached hereto as Exhibit "B", together with the form of Stock Option Grants attached hereto as Exhibit "C". The exercise price for such Stock Options shall be as follows:

                           (i)      $2.50 per share for 166,666 shares;

                           (ii)     $5.00 per share for 166,667 shares; and

                           (iii)    $7.50 per share for 166,667 shares.

         The Stock Options granted hereunder shall vest as follows: (xx) the 166,666 shares specified in clause (i) above shall vest on September 21, 2000, (yy) the 166,667 shares specified in clause (ii) above shall vest on September 21, 2001; and (zz) the 166,667 shares specified in clause (iii) above shall vest on September 21, 2002; provided, as contemplated by the Stock Option Grants, the Stock Options shall fully vest upon the occurrence of any (x) termination of Executive's employment by Executive for Good Reason or by the Company without Cause or (y) a Change of Control of the Company (as defined in Exhibit A). Further, notwithstanding anything in the Stock Option Plan or Stock Option Grants to the contrary, to the extent any provisions contained therein are inconsistent with or differ from the explicit terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. To the extent this Agreement does not specifically address an issue or term set forth in the Stock Option Plan or the Stock Option Grants, then the provisions and terms of the Stock Option Plan or the Stock Option Grants shall apply.

                  (c) Adjustments. As more fully specified in the Stock Option Plan, the number of stock options will be subject to adjustment for any stock split, reclassification or combination of the Company's capital stock.


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         5. Employee Benefits and Vacation.

                  (a) During the Employment Term, Executive shall be entitled to participate in all pension, profit sharing, long-term incentive compensation, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of senior executive officers of the Company of a comparable level, in each case in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive or that applies on a grandfathered basis). Without limiting the foregoing, the Company shall pay all premiums for Executive and his dependent family members under health, hospitalization, disability, dental, life and other employee benefit plans that the Company may have in effect from time to time. Executive acknowledges that the Company does not currently provide a profit sharing plan, and has no current intention of providing profit sharing benefits to its employees. Notwithstanding the foregoing, the Company shall not be required to provide such benefits to Executive until such time as Executive no longer receives the benefits to which Executive is entitled pursuant to the HW Partners Agreement (such coverage being herein referred to as the "HW Partners Benefits Coverage"). To the extent Executive chooses the HW Partners Benefits Coverage and the Company maintains benefits (such as life insurance) for which Executive is entitled to pay all applicable premiums and obtain coverage, then nothing contained in this Section 5(a) shall prevent Executive from paying such premiums and securing such life insurance (or related) coverage. Furthermore, nothing contained in this Section 5(a) shall prevent Executive from participating in the 401(k) plans of both the Company and HW Partners, L.P. in accordance with the provisions of
         Section 5(d) below.

                  (b) During the Employment Term, Executive shall be entitled to at least three (3) weeks paid vacation each year in accordance with the Company's policies in effect from time to time. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company to its senior executive employees.

                  (c) Executive understands that he may be requested by the Board to relocate from his present residence in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or other increase in duties and responsibilities. In the event that Executive is requested to relocate and agrees to do so, the Company will pay all reasonable relocation costs to move Executive, his immediate family and their personal property and effects. Such costs may include, by way of example, but are not limited to, pre-move visits to search for a new residence, investigate schools or for other purposes; and temporary lodging and living costs prior to moving into a new permanent residence.

                  (d) At such time as the HW Partners Benefits Coverage terminates, the Company shall provide Executive with other executive perquisites as may be available to or deemed appropriate for Executive by the Board and participation in all other Company-wide employee benefits as available from time to time. Executive shall, at his discretion, be entitled to accept the HW Partners Benefits Coverage in lieu of the benefits provided to Executive hereunder. Executive understands and agrees, however, that Executive will be


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         entitled to the HW Partners Benefits Coverage or the benefits provided by the Company hereunder, but not both, and Executive shall not be able to select individual features of the HW Partners Benefits Coverage and the benefits provided by the Company hereunder; provided, however, nothing herein shall prohibit Executive from participating, to the extent allowable by law, in the 401(k) plans of both the Company and HW Partners, L.P. contemplated under the HW Partners Agreement; provided, further, however, Executive will be entitled to receive the employer's matching portion of any 401(k) plan (including any profit sharing component thereof) from either the Company or HW Partners, L.P., at Executive's choice, but not both. Further, Executive acknowledges and agrees that all vacation days, sick days, personal leave days, days applicable to the definition of "Disability" set forth herein and related items shall be calculated such that any day counts as a day of Executive under both this Agreement and the HW Partners Agreement.

         6. Business Expenses. The Company shall reimburse Executive for the reasonable travel, entertainment and other business expenses incurred by Executive in accordance with the Company's policies as in effect from time to time.

         7. Termination.

                  (a) The employment of Executive and the Employment Term shall terminate as provided in Section 1 hereof or, if earlier, upon the earliest to occur of any of the following events:

                           (i)      the death of Executive;

                           (ii) the termination of Executive's employment by the Company due to Executive's Disability (as defined in Exhibit "A") pursuant to
                                    Section 7(b) hereof;

                           (iii) the termination of Executive's employment by Executive for Good Reason (as defined in Exhibit "A") pursuant to Section 7(c) hereof,

                           (iv) the termination of Executive's employment by the Company without Cause (as defined in Exhibit "A") pursuant to Section 7(e) hereof;

                           (v) the termination of employment by Executive without Good Reason upon thirty (30) days prior written notice pursuant to Section 7(e) hereof; or

                           (vi) the termination of Executive's employment by the Company for Cause pursuant to Section 7(d) hereof.

                  (b) Disability. If Executive is unable to perform his material duties hereunder due to a physical or mental condition and the Company desires to terminate Executive's employment for Disability (as defined in Exhibit "A"), the Company shall deliver to


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         Executive a written Notice of Disability Termination (herein so called), effective upon the date (the "Disability Termination Date") which is the later of (i) the date such condition becomes a Disability or (ii) thirty (30) days following the delivery of the Notice of Disability Termination; provided that the Disability Termination Date shall be suspended so long as Executive returns to the full performance of his duties by and following such date.

                  (c) Termination for Good Reason. A Termination for Good Reason (herein so called) means a termination by Executive by written notice given within thirty (30) days after the occurrence of the Good Reason event, unless such circumstances are corrected prior to the date of termination specified in the Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific Good Reason event relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than thirty (30) days after the date such Notice of Termination for Good Reason is given.

                  (d) Cause. Subject to the notification provisions of this
         Section 7(d), Executive's employment hereunder may be terminated by the Company for Cause. A Notice of Termination for Cause (herein so called) shall mean a notice that shall indicate the specific termination provision in Section (a) of Exhibit "A" relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. The effective date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court by a non-appealable final judgment not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

                  (e) Termination without Cause. Executive's employment by the Company shall be at will. Accordingly, the Company may terminate Executive at any time for reasons other than Cause at any time upon thirty (30) days prior written notice.

                  (f) Voluntary Resignation. Executive may terminate his employment with the Company at any time upon thirty (30) days prior written notice.

         8. Consequences of Termination of Employment. Executive shall be entitled to the following compensation from the Company (in lieu of all other sums owed or payable to Executive) upon the termination of employment as described below:

                  (a) Death, Disability, Voluntary Resignation without Good Reason or Cause.


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         If Executive's employment and the Employment Term are terminated by reason of (i) Executive's death or Disability, (ii) by Executive without Good Reason or (iii) by the Company for Cause, the employment period under this Agreement shall terminate without further obligations to Executive or Executive's legal representatives under this Agreement except for: (i) any Base Salary earned but unpaid, any accrued but unused vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 (which amounts, in the case of the death of Executive, shall be promptly paid in a lump sum to Executive's estate), and (ii) except in the case of a termination with Cause, any other amounts or benefits earned, accrued and owing to Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which shall be paid in accordance with such plans and programs, and any unpaid reimburseable business expenses (collectively, the "Accrued Amounts").

                  (b) Termination by Executive for Good Reason or Termination by Company without Cause. If Executive's employment and the Employment Term are terminated (i) by Executive for Good Reason, or (ii) by the Company without Cause (and other than for Disability or as a result of expiration of the Employment Term following rejection by Executive of a Qualifying Employment Offer, as such term is hereafter defined), Executive shall be entitled to receive the Accrued Amounts and shall, subject to Sections 9(b), 9(c) and 10 hereof, be entitled to receive equal monthly payments of an amount equal to his then monthly rate of Base Salary, payable at such times as such payments would have been made had Executive's employment not terminated, for a period equal to
         (i) if the termination occurs at any time after September 21, 2001, six
         (6) months following the date of termination, or (ii) if the termination occurs on or prior to September 21, 2001, the greater of six (6) months or the remaining period of time from the date of termination through September 22, 2001 (i.e., the second anniversary of the initial Term of this Agreement).

                  (c) Termination as a Result of Nonextension of Employment Term. If at least thirty (30) days prior to the expiration of the Employment Term the Company fails to offer to extend the Employment Term for a period of at least one (1) year on substantially identical terms as set forth herein at an annual Base Salary equal to the greater of (I) $214,151 and (II) the product of 108% and the annual Base Salary applicable at the time of expiration of the Employment Term, but without a requirement for the issuance of any additional Stock Options to Executive (a "Qualifying Employment Offer"), then such failure to make such Qualifying Employment Offer to Executive shall be deemed to be a termination of Executive's employment as of the expiration of the Employment Term by the Company without Cause, and, upon such occurrence, Executive shall be entitled to receive the Accrued Amount and shall, subject to Sections 9(b), 9(c) and 10 hereof, be entitled to receive payments of an amount equal to his then monthly rate of Base Salary, but off the employee payroll, for a period of six (6) months following the date of his termination. In the event the Company makes a Qualifying Employment Offer and Executive declines to accept the same within fifteen (15) days of the receipt thereof, then


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         nonextension of the Employment Term shall be considered a mutual termination of the Employment Term by the Company and Executive, and Executive shall be entitled solely to receive the Accrued Amounts.

         9. No Mitigation: No Set-Off.

                  (a) In the event of any termination of employment under
         Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company (unless specifically excluded thereunder) and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

                  (b) Executive agrees that, as a condition to receiving the payments and benefits provided under Section 8(b) hereunder he will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then standard form being used by the Company for senior executives (but without release of the right of indemnification hereunder or under the Company's By-laws or rights under benefit or equity plans that by their terms are intended to survive termination of his employment).

                  (c) Upon any termination of employment, Executive hereby resigns as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. Executive shall promptly execute any further documentation thereof as reasonably requested by the Company and, if Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

         10. Confidential Information, Non-Competition and Non-Solicitation of the Company.

                  (a) (i) Executive acknowledges that as a result of his employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliates and create relationships with customers, suppliers and other persons dealing with the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationship and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the confidentiality restrictions set forth herein.


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                           (ii) Executive acknowledges that the retention of
                  nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from Executive's Solicitation (defined below) of such employees as set forth below.

                           (iii) Executive acknowledges that the provisions of
                  this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 10.

                  (b) COMPETITION shall mean: participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a Competing Business; provided, however, that such participation shall not include
         (i) the mere ownership of not more than ten percent (10%) of the total outstanding stock of a publicly held company; (ii) the Allowed Activities; or (iii) any activity engaged in with the prior written approval of the Board. As used herein, "Competing Business" means any business engaged in by the Company and/or its subsidiaries and/or any entity in which the Company and/or its subsidiaries holds securities (other than entities in which the Company or its subsidiaries make a nominal investment) (I) from time to time (while Executive is employed by the Company) or (II) at the time of termination (upon termination of Executive's employment) (consisting, as of the date hereof, principally of the services described in the Company's Disclosure Letter dated on or about the date hereof, a copy of which is attached hereto as Exhibit "D").

                  (c) SOLICITATION shall mean: recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within twelve (12) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company, provided, however, that solicitation shall not include any of the foregoing activities engaged in with the prior written approval of the Chief Executive Officer.

                  (d) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or in arbitration, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in


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         too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section 10 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

                  (e) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during his employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

                  (f) Upon termination of his employment with the Company and its affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which he may possess or have under his direction or control other than documents provided to Executive in his capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive's employment or severance.

                  (g) During the Employment Term and for two (2) years following a termination of Executive's employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause, Good Reason or non-extension of the Employment Term, Executive will not engage in Solicitation.

                  (h) During the Employment Term and for the Restricted Period (as hereafter defined) following a termination of Executive's employment, Executive will not enter into Competition with the Company. The Restricted Period shall be (i) for a termination for Cause, two (2) years following the date of termination, (ii) for termination without Cause by the Company, or for Good Reason by Executive, the period in which the Company is making payments to Executive as specified in
         Section 8(b) above, (iii) for termination as a result of the voluntary resignation of Executive without Good Reason or the failure of


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         Executive to accept a Qualifying Employment Offer, one (1) year from the date of termination, and (iv) for termination as a result of the failure of the Company to make a Qualifying Employment Offer, six (6) months following the date of termination.

                  (i) In the event of a breach or potential breach of this
         Section 10, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 10 enforced. It is hereby acknowledged that the provisions of this Section 10 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 10 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

                  (j) Furthermore, in addition to and not in limitation of any other remedies provided herein or at law or in equity, in the event of breach of this Section 10 by Executive, while he is receiving amounts under Section 8(b) or (c) hereof, Executive shall not be entitled to receive any future amounts pursuant to Section 8(b) or (c) hereof and shall reimburse the Company for any amounts previously paid to Executive pursuant to Section 8(b) or (c) hereof.

         11. Indemnification. The Company shall indemnify and hold harmless Executive to the extent provided in the Certificate of Incorporation, the By-Laws of the Company and the Delaware General Corporation Law as amended and as applicable, for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other subsidiary or affiliate of the Company or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

         12. Inventions and Trade Secrets.

                  (a) Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are substantially related to the business or activities of the Company or its subsidiaries which Executive conceived as a result of his employment by the Company or any of its subsidiaries. Executive hereby assigns and agrees to assign all of his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.


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

                  (b) Executive agrees that he will not, during or after the Employment Term, disclose the specific terms of the Company's relationships or agreements with its significant vendors or customers or any other significant material trade secrets of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except as is disclosed in the ordinary course of business, unless compelled by a court order upon advice of counsel.

         13. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the non-prevailing party shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by the prevailing party associated with such claim.

         14. Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

                  (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  (c) No Waiver. Any failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

                  (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantially all of the assets of the Company or all or substantially all of the assets of a group of subsidiaries and divisions of the Company, provided such entity or acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to such assignee.

                  (e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the beneficiaries and permitted assignees of the parties hereto. In


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

         the event of Executive's death while receiving amounts payable pursuant to Section 8(b) hereof, any remaining amounts shall be paid to Executive's estate.

                  (f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel and Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

                  (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  (h) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 11 hereof, shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

                  (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  (k) Executive's Representation. Executive represents and warrants to the Company that there is no legal impediment to him entering into, or performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restrictions Executive further represents and warrants that in performing his duties hereunder he will not use or disclose any confidential information of any prior employer or other person or entity.


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EMPLOYMENT AGREEMENT - Page 13

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    COMPANY:

                                    eVENTURES GROUP, INC.,
                                    a Delaware corporation


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    EXECUTIVE:



                                    STUART J. CHASANOFF



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EMPLOYMENT AGREEMENT - Page 14

                                   EXHIBIT "A"
                                     TO THE
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              eVENTURES GROUP, INC.
                                       AND
                               STUART J. CHASANOFF


                  (a) Cause. For purposes of this Agreement, the term "CAUSE" shall be limited to the following:

                           (i) Executive's willful misconduct or gross negligence with regard to the Company or its affiliates or their business, assets or employees (including, without limitation, Executive's fraud, embezzlement or other act of dishonesty with regard to the Company or its affiliates) or Executive's willful misconduct other than the foregoing which has a material adverse impact on the Company or its affiliates, whether economic, or reputationwise or otherwise, as determined by the Board;

                           (ii) Executive's conviction of, or pleading nolo contendere to, a felony or other crime involving fraud, dishonesty or moral turpitude or which carries a minimum prison sentence upon conviction of one (1) year or longer;

                           (iii) Executive's refusal or willful failure to follow the lawful written direction of the Board, the Chief Executive Officer or his designee which is not remedied within ten
                                    (10) business days after receipt by
                                    Executive of a written notice specifying the details thereto;

                           (iv) Executive's breach of a fiduciary duty owed to the Company or its affiliates, including, but not limited to Section 10 hereof;

                           (v) the representations or warranties in Section 14(k) hereof prove false; or

                           (vi) any other breach by Executive of this Agreement that remains uncured for thirty
                                    (30) days after written notice is given to Executive.

                  (b) Change in Control. For purposes of this Agreement, the term "CHANGE IN CONTROL" shall mean the occurrence of any of the following:

                           (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than (a) Permitted Assignees, (b) the Company, (c) any trustee or other fiduciary holding securities under any employee benefit plan of the Company,


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                                    (d) any company owned, directly or
                                    indirectly, by the stockholders of the
                                    Company in substantially the same
                                    proportions as their ownership of Common
                                    Stock of the Company, or (e) any entity
                                    holding non-participating shares of an
                                    entity which is a stockholder of the Company or which owns or controls, directly or indirectly, a stockholder of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities. Permitted Assignees shall mean the holders of the equity securities (whether or not voting) of any shareholder of the Company owning more than fifteen percent (15%) of the Company on the date after the date of execution of this Agreement;

                           (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

                           (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; and provided, further, a merger or consolidation in which the Company is the surviving entity (other than as a wholly owned subsidiary or another entity) and in which the Board of the Company after giving effect to the merger or consolidation is comprised of a majority of members who are either (x) directors of the Company immediately preceding the merger or consolidation,


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                                    or (y) appointed to the Board of the Company
                                    by the Company (or its Board) as an integral part of such merger or consolidation, shall not constitute a Change in Control of the Company; or

                           (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a dividend in kind or spinoff type transactions, directly or indirectly, of such assets to the stockholders of the Company.

                  (c) Disability. For purposes of this Agreement, "DISABILITY" shall mean if Executive is unable to perform his material duties pursuant to this Agreement because of mental or physical incapacity, including, without limitation, alcoholism or drug abuse, which requires a leave of absence in excess of ninety (90) consecutive days in any twelve (12) month period.

                  (d) Good Reason. For purposes of this Agreement, "GOOD REASON" shall mean the occurrence, without Executive's express written consent, in the case of (i), (ii) or (iii) of any of the following circumstances:

                           (i) (a) any material demotion of Executive from his position as Vice President of Business Development or (b) any assignment of duties to Executive materially and adversely inconsistent with Executive's positions as Vice President of Business Development, General Counsel and Secretary (except in connection with the termination of Executive's employment for Cause or due to Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence). For purposes hereof, Executive agrees that the contemplated activities of the Company specified in Section 2(b) of this Agreement shall not constitute either a material demotion of Executive or an assignment of duties to Executive materially and adversely inconsistent with Executive's positions as Vice President of Business Development, General Counsel and Secretary;

                           (ii) a failure by the Company to pay to Executive any amounts due under this Agreement in accordance with the terms hereof, which failure is not cured within fifteen (15) days following receipt by the Company of notice from Executive of such failure;

                                    (iii) any other material breach by the
                                    Company of this Agreement that remains


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

                                    uncured for fifteen (15) days after written notice thereof by Executive to the Company; or

                           (iv) following a Change of Control, the Board requires Executive to relocate to an area other than (x) the New York, New York greater metropolitan area, (y) the Dallas, Texas greater metropolitan area, or (z) if the Company's corporate headquarters are located in an area other than the New York, New York or Dallas, Texas greater metropolitan areas, to an area more than fifty (50) miles from the Company's corporate headquarters, and Executive declines to so relocate.


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